Rule 424(b)(3)
Registration No. 333-52659

PRICING SUPPLEMENT NO.: 20 dated April 26, 2001

THE WALT DISNEY COMPANY

Medium-Term Notes

This Pricing Supplement accompanies and supplements the Prospectus dated August 6, 1998, as supplemented by the Prospectus Supplement, dated August 6, 1998 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):
Rate:	[X] Fixed Rate	[ ] Floating Rate	[ ] Zero Coupon	[ ] Discount
Form:	[X] Book-Entry	[ ] Definitive

Principal Amount:	$50,000,000

Original Issue Price:	Variable price re-offer

CUSIP No.:	25468PBS4

Proceeds to the Company:	$50,000,000

Discount or Commission to Agents:	0

Original Issue Discount:	N/A

Original Issue Date:	May 16, 2001

Stated Maturity:	May 16, 2016

Yield to Maturity:	N/A

Initial Maturity (for Renewable Notes):	N/A

Final Maturity (for Renewable Notes):	N/A

Earliest Redemption Date:

The Notes may be redeemed, in whole but not in part, at Disney's option, subject to at least 30 calendar days' but no more than 60 calendar days' notice, on May 16, 2003, and on the 16th day of each November and May thereafter.

Redemption Price:	100% of the principal amount of the Notes

Interest Rate Per Annum (for Fixed Rate Notes):	6.6%

Interest Payment Dates:
[ ]	Third Wednesday of each month
[ ]	Third Wednesday of each March, June, September and December
[ ]	Third Wednesday of each _____ and _____
[ ]	Third Wednesday of each _____
[X]	Other (specify):	The first Interest Payment Date shall be November 16, 2001 and thereafter the Interest Payment Dates shall be the 16th day of each May and November during the term of the Notes.

Regular Record Dates:
[X]	Fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date
[ ]	Other (specify) _____

Interest Payment Period:
[ ]	Monthly
[ ]	Quarterly
[X]	Semiannually
[ ]	Annually

Interest Reset Period:	N/A
[ ]	Daily
[ ]	Weekly
[ ]	Monthly
[ ]	Quarterly
[ ]	Semiannually
[ ]	Annually

Interest Reset Dates:	N/A
[ ]	As specified in Prospectus Supplement
[ ]	Other (specify) _____

Interest Determination Date:	N/A
[ ]	As specified in Prospectus Supplement
[ ]	Other (specify) _____

Purchase of Notes at Option of Holder:			N/A
Purchase	__________	Purchase	__________
Date(s):	__________	Price(s):	__________

Calculation Agent:	N/A

Plan of Distribution:	Salomon Smith Barney has acted as principal with respect to the purchase of the Notes.